EXHIBIT 10.1

CONSULTING AND NON-COMPETITION AGREEMENT

This CONSULTING AND NON-COMPETITION AGREEMENT (“Agreement”) is made and entered into by Steffen E. Palko, an individual (“Mr. Palko”), and XTO Energy Inc., a Delaware corporation (the “Company”).

RECITALS:

A. Mr. Palko is one of the founders and is a director, the Vice Chairman and President of the Company, which was created in 1986, and has participated in building the Company into a major independent exploration and production company and a member of the S&P 500.

B. Mr. Palko has special expertise in the oil and gas business and has intimate knowledge of the confidential information owned by the Company.

C. Mr. Palko desires to retire from the Company, and the Company desires to (i) acknowledge Mr. Palko’s contribution to the Company, (ii) protect confidential information of the Company, (iii) retain his expertise in oil and gas operations, (iv) resolve any claims that may have arisen during the term of employment, and (v) ensure that Mr. Palko will not compete against the Company.

D. The Compensation Committee and Board of Directors of the Company have determined that it is in the best interests of the Company and its stockholders to enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms. When used in this Agreement, the following terms will have the following meanings:

“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.

“Affiliated Entities” means XTO Energy Inc. and each of its Subsidiaries and Affiliates.

“Business Enterprise” means any corporation, partnership, limited liability company, sole proprietorship, joint venture, joint stock company, bank, association, trust, trust company, land trust, business trust or other business association or entity.

“Company Oil and Gas Interests” means all Oil and Gas Interests in which any of the Affiliated Entities has any ownership, working, income and/or net profits interest, including without limitation fee or leasehold interest.

“Competing Business” means any Oil and Gas Business on or with respect to the Territory.

“Confidential Information” means all information relating to the Affiliated Entities and/or the Company Oil and Gas Interests, including without limitation information relating to title matters, environmental matters, financial statements and other financial matters, the engineering reports reflecting the Company Oil and Gas Interests, estimates of reserves, quality of reserves, geological matters, asset listings, production and operating costs, production capabilities, marketing, tax, forecasts and projections, in whatever form (whether documentary, computer storage or other).

“Consulting Fee” shall have the meaning defined in Section 3.

“Consulting Period” means the period beginning on the Retirement Date and ending on October 31, 2006.

“Consulting Services” shall have the meaning defined in Section 3.

“Derivative Information” means any notes, summaries, evaluations, analyses and other material derived by Mr. Palko from any of the Confidential Information.

“Employment Related Contracts” means Mr. Palko’s Amended and Restated Employment Agreement dated May 17, 2000, as amended August 20, 2002, and Employee’s Agreement for Grant of Performance Shares dated February 20, 2001, as amended October 15, 2004.

“Equity Interest” means the equity ownership rights in a Business Enterprise, whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest or any other form of ownership, or any right, option, warrant, convertible security or indebtedness or other instrument enabling any Person to acquire any of the same.

“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

“Non-Compete Payment” shall have the meaning defined in Section 4(d).

“Oil and Gas Business” means owning, managing, acquiring, attempting to acquire, soliciting the acquisition of, operating, controlling or developing Oil and Gas Interests, or engaging in, or being connected with, as a principal, owner, officer, director, employee, shareholder, promoter, consultant, contractor, partner, member, joint venturer, agent, owner of any Equity Interest or in any other capacity whatsoever, any Business Enterprise engaged in any of the foregoing activities or in any aspect of the oil and gas exploration and production business.

“Oil and Gas Interests” means (a) direct and indirect interests in or rights with respect to oil, gas, mineral and related properties (including revenues therefrom) and assets of any kind and nature, direct or indirect, including without limitation working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in or rights with respect to Hydrocarbons or other minerals or revenues therefrom or contracts or agreements in connection therewith or claims and rights thereto (including without limitation oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including without limitation well equipment and machinery), oil or gas production, gathering, transmission, compression, treating, processing and storage facilities (including without limitation tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing, regardless of location.

“Person” means any natural person, Business Enterprise or governmental authority.

“Restricted Group” means (a) each member of Mr. Palko’s immediate family who lives in his household, and (b) any Business Enterprise in which Mr. Palko, any one or more members of Mr. Palko’s immediate family who lives in his household or Mr. Palko and one or more members of Mr. Palko’s immediately family who lives in his household collectively own or have the right to acquire an Equity Interest in excess of 5%, or otherwise have any right, through the ownership of a voting interest or otherwise, to direct the activities of such Business Enterprise.

“Restricted Period” means the period beginning on the Retirement Date and ending on October 31, 2006.

“Retirement Benefits” shall have the meaning defined in Section 7.

“Retirement Date” means 12:01 a.m. May 1, 2005.

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Territory” means the United States of America.

2. Consideration. Mr. Palko has entered into this Agreement and made the covenants hereinafter set forth (i) in connection with his retirement from the Company; (ii) in connection with the Company’s desire to protect the Confidential Information; (iii) in connection with the Company’s agreement to retain Mr. Palko to provide consulting services to the Company; (iv) to resolve any claims that may have arisen during the term of Mr. Palko’s employment; and (v) to ensure that Mr. Palko will not compete against the Company.

3. Consulting Arrangement.

(a) The Company hereby retains Mr. Palko effective as of the Retirement Date to render such consulting and advisory services (the “Consulting Services”) as the Company may reasonably request from time to time during the Consulting Period. Mr. Palko hereby accepts such engagement and agrees to perform Consulting Services upon the terms and conditions set forth in this Agreement. Mr. Palko shall perform the Consulting Services at such times and places as an officer designated by the Company or the Board of Directors of the Company shall from time to time reasonably request.

(b) As compensation for the Consulting Services, Mr. Palko shall receive $55,000 per calendar month plus a monthly amount for expenses described Section 3(c) below during the Consulting Period for Consulting Services (the “Consulting Fee”), which shall be paid in accordance with the customary payroll practices of the Company. During the initial nine month period, Mr. Palko shall be paid such Consulting Fee regardless of the Company’s early termination of this Agreement, unless such termination is due to a breach of this Section 3 due to Mr. Palko. Any Consulting Fee payment payable to Mr. Palko hereunder in respect of any calendar month during which the Consulting Period ends prior to the end of such calendar month shall be prorated based on the ratio of the number of days in such calendar month during which Mr. Palko is retained as a consultant hereunder to the number of days in such calendar month.

(c) Mr. Palko shall receive $10,000 per calendar month as part of the Consulting Fee during the Consulting Period for the purposes of (i) the use of office space and office equipment, and (ii) expenses incurred by Mr. Palko in rendering the Consulting Services during the Consulting Period, which shall include without limitation travel, lodging, meals, and car rentals or taxi fares when out of town, long distance telephone calls to or for the Company, facsimile transmissions charges, and mailing expenses incurred by Mr. Palko in rendering the Consulting Services.

(d) Notwithstanding anything in this Agreement to the contrary, Mr. Palko shall be an independent contractor in performing the Consulting Services, with authority to select the means and method of performing the Consulting Services. Mr. Palko shall not be an employee or agent of the Company, and any action taken by Mr. Palko that is not authorized by this Agreement or any other agreement between the Company and Mr. Palko shall not bind or create any claim against the Company. Unless otherwise specifically authorized by this Agreement or any other agreement between the Company and Mr. Palko, Mr. Palko has no authority to transact any business or make any representations or promises in the name of the Company.

(e) Notwithstanding anything in this Agreement to the contrary, the consulting arrangement created by this Section 3 between the Company and Mr. Palko (i) may be terminated prior to the expiration of the Consulting Period by either party for any reason or no reason at all; (ii) shall terminate automatically upon the death of Mr. Palko; and (iii) shall terminate automatically at the expiration of the Consulting Period. Termination of the consulting arrangement by either party shall be evidenced by a written notice given to the other party in accordance with Section 19, which notice shall specify the termination date (which date shall not be less than 15 days after such notice is given). Upon a termination of the consulting arrangement, neither of the parties hereto shall have any further duty or obligation under this Section 3; provided, however, that termination of the consulting arrangement shall not affect the duties and obligations set forth in the other sections of this Agreement.

4. Restriction on Activities.

(a) During the Restricted Period, neither Mr. Palko nor any member of the Restricted Group shall, without the prior written consent of the Company, directly or indirectly:

(i) engage in, carry on or assist, individually or as a principal, owner, officer, director, employee, shareholder, promoter, consultant, contractor, partner, member, joint venturer, agent, owner of an Equity Interest, lender or in any other capacity whatsoever, directly or indirectly, any (A) Competing Business or (B) Business Enterprise that is otherwise directly competitive with any Affiliated Entities on or with respect to the Territory and which derives more than 5% of its revenues from or has more than 5% of its book value in assets located in the Territory;

(ii) perform for any Business Enterprise engaged in a Competing Business any duty Mr. Palko performed for the Affiliated Entities that involved such member’s access to, or knowledge or application of, Confidential Information;

(iii) advise, request, induce or attempt to induce any customer, supplier, licensee or other business relation of the Affiliated Entities to curtail, limit or cease doing business with the Affiliated Entities, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Affiliated Entities;

(iv) other than for the benefit of the Company pursuant to Mr. Palko’s consulting arrangement with the Company set forth in Section 3, individually or as a principal, owner, officer, director, employee, shareholder, promoter, consultant, contractor, partner, member, joint venturer, agent, owner of an Equity Interest of more than 2% of (or more than 10% of, as the result of any holdings in a mutual fund, hedge fund or any other similar fund over which Mr. Palko does not directly or indirectly control the investments thereof), or in any other capacity whatsoever with or in, any Business Enterprise, own, acquire, attempt to acquire or solicit the acquisition of (or assist any person or Business Enterprise to own, acquire, attempt to acquire or solicit the acquisition of) (A) any Oil and Gas Interest on or with respect to the Territory, or (B) any Equity Interest in any Business Enterprise with any Oil and Gas Interests on or with respect to the Territory and which derives more than 5% of its revenues from or has more than 5% of its book value in assets located in the Territory;

(v) hire, attempt to hire or contact or solicit with respect to hiring (A) any Person who is an employee of the Affiliated Entities, or (B) any Person who was an employee of the Affiliated Entities within 180 days after such Person ceased to be so employed, excluding, however, any immediate family member of Mr. Palko or Mr. Palko’s administrative assistant; or

(vi) interfere with any of the Company Oil and Gas Interests or in any way attempt to do any of the foregoing or assist any other Person to do or attempt to do any of the foregoing.

(b) Mr. Palko, individually and on behalf of the Restricted Group, acknowledges that each of the covenants of Sections 4(a)(i) through 4(a)(vi) are in addition to, and shall not be construed as a limitation upon, any other covenant provided in Section 4(a). Mr. Palko, individually and on behalf of the Restricted Group, agrees that the geographic boundaries, scope of prohibited activities and time duration of each of the covenants set forth in Sections 4(a)(i) through 4(a)(vi) are reasonable in nature and are no broader than are necessary to protect the Confidential Information of the Affiliated Entities and other legitimate business interests of the Affiliated Entities, including without limitation any goodwill developed by Mr. Palko with the Affiliated Entities’ customers, suppliers, licensees, business partners and employees.

(c) The parties hereto intend that the covenants contained in each of Sections 4(a)(i) through 4(a)(vi) be construed as a series of separate covenants, one for each county in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the applicable covenant contained in Sections 4(a)(i) through 4(a)(vi). Furthermore, each of the covenants in Sections 4(a)(i) through 4(a)(vi) shall be deemed a separate and independent covenant, each being enforceable irrespective of the enforceability (with or without reformation) of the other covenants contained in Sections 4(a)(i) through 4(a)(vi). As such, Mr. Palko, individually and on behalf of the Restricted Group, and the Company agree that the restrictions set forth in this Section 4 are valid and enforceable pursuant to Texas law.

(d) In consideration of Mr. Palko, individually and on behalf of the Restricted Group, agreeing to the covenants of Section 4(a)(i) through 4(a)(vi), the Company agrees to pay Mr. Palko $1,000,000 within three business days after the Retirement Date, and $1,000,000 on November 1, 2006 (collectively, the “Non-Compete Payment”).

(e) The covenants contained this Section 4 shall not restrict Mr. Palko’s ability to develop oil and gas interests underneath a maximum 5,000 acres of real property located in the Barnett Shale area of North Texas, in which real property Mr. Palko owns at least a fifty percent interest in the surface.

5. Employment Relation. In addition to the other agreements contained herein, Mr. Palko is entering into this Agreement as a way of concluding his employment relationship with the Affiliated Entities and of voluntarily resolving any dispute or claim or any potential dispute or claim that Mr. Palko has or might have, whether known or unknown by Mr. Palko at this time, with the Affiliated Entities, their respective officers, directors, employees, managers, agents, attorneys, representatives, and assigns. This Agreement is not and should not be construed as an allegation or admission on the part of the Company or Mr. Palko that it or he has acted unlawfully or violated any state or federal law or regulation. Mr. Palko understands that the Company, its officers, directors, employees, managers, agents, attorneys, representatives, and assigns, and its Affiliates and Subsidiaries, specifically disclaim any liability to Mr. Palko or any other person for any alleged violation of rights or for any alleged violation of any order, law, statute, duty, policy, or contract.

6. Resignation. Mr. Palko shall resign from his positions as Vice Chairman and President of the Company and as an officer of any of the Affiliated Entities, effective as of the Retirement Date, and shall resign his positions as a member of the Board of Directors of any Affiliated Entities upon execution of this Agreement. In addition, Mr. Palko hereby waives all rights under the Employment Related Contracts and agrees that, notwithstanding the provisions of the Employment Related Contracts, the Employment Related Contracts shall hereafter be null and void and of no further force and effect. Within 30 days after the Retirement Date, the Company shall pay Mr. Palko any unpaid portion of his base salary through the Retirement Date. All accrued but unused vacation held by Mr. Palko as of the Retirement Date shall be forfeited.

7. Retirement Benefits. As further consideration for Mr. Palko’s entering into this Agreement and providing the covenants and release set forth below, and subject to Mr. Palko’s not revoking this Agreement pursuant to Section 15 below, the Company shall provide Mr. Palko the following (collectively, the “Retirement Benefits”):

a. A one-time bonus amount of $4,000,000 relating to his performance as an employee, payable in two equal installments of $2,000,000. The first installment shall be paid within three business days after the Retirement Date, and the remaining installment will be paid on November 1, 2006;

b. Beginning on May 1, 2005, Mr. Palko shall be eligible for retiree medical coverage comparable to the coverage provided to retirees under the Company’s retiree medical program as in effect from time to time, on the same terms and conditions as similarly situated former employees; and

c. Mr. Palko may exercise after the Retirement Date any stock options granted to him that are vested and exercisable as of the Retirement Date according to the terms and conditions of the Company’s stock incentive plans.

8. Waiver of Additional Compensation or Benefits. Mr. Palko agrees that the Consulting Fee, Non-Compete Payment, and Retirement Benefits, as well as the Company’s other covenants set forth below, constitute the entire amount of consideration provided to him under this Agreement, and that he will not seek any further compensation for any other claimed damage, costs, severance, income, or attorney’s fees. Mr. Palko expressly waives any right to participate in or receive any benefits or payments under any severance plan or program offered by or on behalf of the Company, including without limitation the Employment Related Contracts and the Amended and Restated Management Group Employee Severance Protection Plan effective February 15, 2000, as amended August 20, 2002.

9. Tax Consequences. Mr. Palko acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of any consideration received by him pursuant to this Agreement. It is understood by Mr. Palko that such consideration is given solely for the purpose of concluding, resolving, and compromising Mr. Palko’s employment with the Company. Notwithstanding any other provision of this Agreement to the contrary, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such federal, state and/or local taxes, Medicare, FICA, and other deductions as shall be required to be withheld under any applicable law or regulation.

10. Non-Disparagement Agreement.

(a) Neither Mr. Palko nor any member of the Restricted Group shall make, participate in the making of, or encourage or facilitate any other Person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of any of the Affiliated Entities or any of its present, former or future directors, officers, executives, employees and/or shareholders in their respective capacities as such, including without limitation Mr. Bob R. Simpson and his immediate family members. Mr. Palko, individually and on behalf of the Restricted Group, further agrees not to make any negative statements, written or oral, relating to his employment, the termination of his employment, or any aspect of the business of any of the Affiliated Entities, including without limitation the strategy, operation, or management of the Company, provided, however, that Mr. Palko may discuss the facts of his termination with members of his immediate family and personal friends.

(b) The Company agrees that the directors and the officers of the Affiliated Entities shall not make, participate in the making of, or encourage or facilitate any other person to make, and shall instruct its officers and directors not to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of Mr. Palko. The Company further agrees not to make, and to instruct its officers and directors not to make, any negative statements, written or oral, relating to Mr. Palko’s employment or the termination of his employment.

(c) Nothing in this Section 10 shall prohibit any Person from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or under an agreement entered into in connection with pending or threatened litigation pursuant to which the party receiving such information agrees to keep such information confidential.

11. Confidentiality/Return of Property. Mr. Palko shall hold in a fiduciary capacity for the benefit of the Affiliated Entities and shall not disclose to others, copy, use, transmit, reproduce, summarize, quote or make commercial, directly or indirectly, any Confidential Information that Mr. Palko has obtained during his employment with the Affiliated Entities. However, Mr. Palko’s obligations under this Section 11 shall not extend to: (a) Confidential Information which is or becomes part of the public domain or is available to the public by publication or otherwise without disclosure by Mr. Palko in violation of this Agreement; (b) Confidential Information which was within Mr. Palko’s knowledge or in his possession prior to his employment by the Company; (c) Confidential Information which, either prior to or subsequent to the Company’s disclosure to Mr. Palko with an obligation of confidentiality, was disclosed to Mr. Palko without obligation of confidentiality by a third party who did not acquire such information, directly or indirectly, from Mr. Palko or the Company; or (d) Confidential Information which Mr. Palko is expressly instructed to disclose by a designated officer of the Company in furtherance of the Consulting Services. Mr. Palko acknowledges that the Confidential Information is specialized, unique in nature and of great value to the Affiliated Entities, and that such information gives the Affiliated Entities a competitive advantage. Upon termination of Mr. Palko’s employment, Mr. Palko shall surrender immediately to the Company, except as specifically provided otherwise herein, all Confidential Information and all other property of the Affiliated Entities in his possession and all property made available to Mr. Palko in connection with his employment by the Affiliated Entities. Notwithstanding the foregoing provisions, if Mr. Palko is required to disclose any Confidential Information pursuant to applicable law or a subpoena or court order, he shall promptly notify the Company in writing of any such requirement so that the appropriate Affiliated Entity may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. Mr. Palko shall reasonably cooperate with the Affiliated Entities to obtain such protective order or other remedy. If such order or other remedy is not obtained prior to the time Mr. Palko is required to make the disclosure, or the Company waives compliance with the provisions hereof, Mr. Palko shall disclose only that portion of the Confidential Information that he is advised by his counsel that he is legally required to disclose. This Section 11 will be equally binding on the Restricted Group, and Mr. Palko will be responsible for any violation of the provisions hereof by any member of the Restricted Group.

12. Mr. Palko’s Representations.

(a) Mr. Palko represents that he has not filed any complaints, claims or actions against any Affiliated Entity with any court, agency, or commission regarding the matters encompassed by this Agreement, that he will not do so at any time in the future, and that, if any court or agency assumes jurisdiction of any complaint, claim or action against any Affiliated Entity on behalf of Mr. Palko, he will direct that court or agency to withdraw from or dismiss with prejudice the matter.

(b) Mr. Palko expressly represents and agrees that he has been advised that, by entering into this Agreement, Mr. Palko is waiving all claims that Mr. Palko may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.

(c) Mr. Palko represents that he has reviewed all aspects of this Agreement, that he has carefully read and fully understands all of the provisions and effects of this Agreement, that he understands that in agreeing to this document he is releasing the Affiliated Entities and all of their respective divisions, officers, agents, directors, supervisors, employees, representatives, and their respective successors and assigns and all persons acting by, through, under, or in concert with any of them, from any and all claims he may have against them, including without limitation claims under the Age Discrimination in Employment Act, as well as any claims for age discrimination that may exist under Texas law or any other applicable law.

(d) Mr. Palko represents and agrees that he is knowingly and voluntarily entering into this Agreement, that he has relied solely and completely upon his own judgment and, if applicable, the advice of his attorney in entering into this Agreement.

(e) Mr. Palko represents and acknowledges that in executing this Agreement he does not rely upon and has not relied upon any representations or statement made by or on behalf of any of the Affiliated Entities, or their respective agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this Agreement.

(f) Mr. Palko further acknowledges and agrees that:

(i)	In return for this Agreement, the Company is providing to Mr. Palko the Consulting Fee, the Non-Compete Payment, the Retirement Benefits and the other covenants and release set forth herein;

(ii)	Mr. Palko is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(iii)	Mr. Palko does not waive rights or claims that may arise after the date this Agreement is signed; and

(iv)	In return for signing this Agreement, Mr. Palko will receive payment of consideration beyond that which Mr. Palko was entitled to receive before entering into this Agreement.

13. General Release. Mr. Palko, for himself, his heirs, executors, administrators, successors and assigns, and each member of the Restricted Group does fully and forever release, acquit and discharge the Affiliated Entities, and their respective divisions, officers, agents, directors, supervisors, employees, representatives, and their respective successors and assigns from all actions, law suits, grievances, and claims of any nature whatsoever, known or unknown, arising on or before the date of this Agreement other than any and all obligations or rights arising under this Agreement. Mr. Palko and each member of the Restricted Group understands that this release specifically includes without limitation all claims arising under any federal, state and local fair employment practice law, workers’ compensation law, and any other employee relations statute, executive order, law and ordinance, including without limitation Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; the Americans With Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Equal Pay Act; the Family and Medical Leave Act; the Texas Commission on Human Rights Act, as amended; any local human rights law; and any tort or contract cause of action or theory.

14. Twenty-One Days to Consider Offer. Mr. Palko acknowledges that he was provided this Agreement more than 21 days before the date when he was required to make an election concerning this Agreement. If Mr. Palko signs this Agreement prior to the end of the 21-day period, Mr. Palko certifies and agrees that the decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through either (a) fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the end of the 21-day period, or (b) an offer to provide different terms or benefits in exchange for signing the release prior to the expiration of the 21-day period.

15. Seven-Day Revocation Period. Mr. Palko understands that he may revoke this Agreement at any time within seven days after he signs it. To revoke the Agreement, Mr. Palko must deliver written notification of such revocation to the Company, attention Vaughn O. Vennerberg II, within seven days after the date Mr. Palko signs this Agreement. Mr. Palko further understands that, if he does not so revoke the Agreement, it will become effective, binding, and enforceable as of the eighth day following its execution (excluding the date of execution).

16. Entire Agreement. This Agreement sets forth the entire agreement of Mr. Palko and fully supersedes and replaces any and all prior agreements or understandings, written or oral, between the Company and Mr. Palko pertaining to the subject matter of this Agreement, including without limitation the Employment Related Contracts.

17. Miscellaneous.

(a) Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid, or unenforceable provision had not been included herein.

(b) It is further understood and agreed that, if a violation of any term of this Agreement is asserted, the party who asserts such violation will have the right to seek specific performance of that term and/or any other necessary and proper relief as permitted by law, pursuant to the dispute resolution procedures in Section 20.

(c) Nothing in this Agreement shall be construed to prevent Mr. Palko from challenging the validity of this Agreement under the Age Discrimination in Employment Act or Older Workers’ Benefit Protection Act. Mr. Palko further understands and agrees that if he or someone acting on his behalf files, or causes to be filed, any such claim, charge, complaint, or action against the Company and/or other entities, he expressly waives any right to recover any damages or other relief, whatsoever from the Company and/or other entities including costs and attorneys’ fees.

(d) Notwithstanding anything in this Agreement to the contrary, this Agreement does not release, replace or reduce any rights Mr. Palko has to vested and accrued benefits under the Company’s Employees’ 401(k) Plan; provided, however, that after the Retirement Date, (i) Mr. Palko shall not continue to make any deferrals or receive any employer contributions or any other future contributions under the Company’s Employees’ 401(k) Plan, and (ii) Mr. Palko shall be treated as any other former employee under the Company’s Employees’ 401(k) Plan.

(e) This Agreement is personal to Mr. Palko and, without the prior written consent of the Company, shall not be assignable by Mr. Palko other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Mr. Palko’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

(f) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and said counterparts shall constitute one and the same instrument. This Agreement may be amended, modified or changed only by a written instrument executed by Mr. Palko and the Company.

(g) In the event that any provision of this Agreement, or the application thereof to any Person or circumstance, is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalid, illegal or unenforceable provision shall be fully severable, this Agreement shall then be construed and enforced as if such provision had not been contained in this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such provision as may be possible and be legal, valid and enforceable. Notwithstanding the above, in the event any such invalidity, illegality or unenforceability of any portion of Section 4(a) hereof is caused by such provision being held to be excessively broad as to time, duration, geographical scope, activity or subject in any jurisdiction, then such provision shall, at the option of the Company, remain a part of this Agreement and shall be reformed and construed within such jurisdiction by limiting and reducing it so as to be enforceable to the extent compatible with then applicable law.

(h) Waiver of performance of any obligation or term contained in this Agreement by any party, or waiver by one party of the other’s default hereunder, shall not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

18. Choice of Law/Venue. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of Texas without regard to principles of conflict of laws. Jurisdiction and venue of any action or proceeding relating to this Agreement or dispute hereunder (to the extent arbitration is not required under Section 20) shall be exclusively in Tarrant County, Texas.

19. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Mr. Palko:	If to the Company:

Mr. Steffen E. Palko	XTO Energy Inc.
6900 Ridgewood Drive	810 Houston Street
Fort Worth, TX 76132	Fort Worth, TX 76102

Attention: Vaughn O. Vennerberg II Executive Vice President-Administration

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

20. Dispute Resolution.

(a) Any dispute arising out of or relating to this Agreement, or any breach thereof, shall be resolved by binding arbitration in Fort Worth, Texas, in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect, as amended by this Agreement, and judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The parties agree that the arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement. The arbitrator’s decision shall follow the plain meaning of the relevant documents, apply Texas law as provided in this Agreement, and shall be final and binding. The location of such arbitration in Fort Worth, Texas, shall be selected by the Company in its sole and absolute discretion. All costs and expenses, including attorneys’ fees, relating to the resolution of any such dispute shall be borne by the party incurring such costs and expenses.

(b) Notwithstanding the preceding paragraph, the parties acknowledge that either of them may seek emergency or temporary or permanent injunctive relief or a restraining order, including without limitation such emergency relief or temporary or permanent injunctive relief or a restraining order to enforce Sections 4, 10 and 11 of this Agreement, including costs and attorneys’ fees incurred in connection with such action, but absolutely no other relief, in any court of competent jurisdiction. All other disputes, claims and remedies shall be settled by arbitration in accordance with this Section 20.

IN WITNESS WHEREOF, Mr. Palko has hereunto set his hand and, pursuant to the authorization from the Board of Directors, the Company has caused to be executed in its name on its behalf.

Dated this 1st day of April, 2005.	/S/ STEFFEN E. PALKO
Steffen E. Palko

XTO Energy Inc.

Dated this 1st day of April, 2005.	By:	/S/ VAUGHN O. VENNERBERG II
Vaughn O. Vennerberg II
Executive Vice President-Administration

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION.

THIS AGREEMENT CONTAINS A GENERAL RELEASE OF CLAIMS.